EXHIBIT 10.1

AGREEMENT AND RELEASE

              This Agreement and Release (“Agreement and Release”) is made by and between Todd L. Phillips (hereinafter “Executive”) and Industrial Services of America, Inc., on behalf of itself and its affiliates and subsidiaries (hereinafter “ISA” or “Company”).

W I T N E S S E T H:

           WHEREAS, Executive signed an Amended and Restated Employment Agreement with ISA effective as of January 1, 2018 (the “Employment Agreement”), providing for, among other things, the execution of a full release of claims against the Company, in a form satisfactory to the Company, upon termination as a condition to the Company’s obligation to make any payments under Section 6.3 of the Employment Agreement;

         WHEREAS, this Agreement and Release is the full release contemplated by Section 6.4 of the Employment Agreement; and

         WHEREAS, the parties wish to clarify and memorialize certain agreements made between them with respect to Executive’s employment and the termination of his employment;

         NOW, THEREFORE, in consideration of the foregoing premises and the terms stated herein, it is mutually agreed between the parties as follows:

  Executive’s employment with ISA and all of its subsidiaries and affiliates was terminated by Company action without Cause, as defined in the Employment Agreement, on December 16, 2019 (the “Separation Date”).
  From and after the Separation Date, Executive shall provide management services pursuant to the terms of an independent contractor agreement between Executive and the Company (the “Contractor Agreement”) until the termination of the Contractor Agreement pursuant to the terms thereof (the “Contractor Period”).
  In connection with the execution of this Agreement and Release, and as specific consideration for the release and waiver contained in Paragraph 5 below, ISA shall provide Executive the following benefits in full satisfaction of the Company’s obligations under the Employment Agreement:

(a)        After the execution of this Agreement and Release, ISA shall provide Executive with severance pay, in an amount equal to Executive’s base salary rate in effect immediately before the Separation Date, i.e., $300,000, payable on the first normal payroll date following the receipt of this fully executed Agreement and Release, so long as such date is on or after December 27, 2019.  Any amount payable to Executive pursuant to this Paragraph 3(a) shall be subject to any applicable deductions and withholdings as required by law.

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(b)        During the 12-month period following the Separation Date, consistent with the terms of Section 6.3 of the Employment Agreement, the Company will pay the COBRA Premiums, as defined in the Employment Agreement; provided, however, that Executive and his spouse take all necessary steps to enroll in major medical COBRA coverage under the benefit plan provided by the buyer of the Company’s assets.

(c)        All other benefits provided to Executive in his capacity as an active employee cease effective on the Separation Date unless such benefits, by the terms of the respective plans, provide for conversion or continuation thereafter; provided, however, any amounts held in trust in the ISA 401(k) Plan for the benefit of Executive shall continue to be held in trust for Executive until payable in accordance with the terms of the plan.

  Executive, for himself and his heirs, personal representatives, successors and assigns, does hereby release and forever discharge ISA, its successors, assigns, agents, representatives, employees, officers, directors, trustees, and shareholders, insurers, reinsurers and any affiliated corporations or entities of any type or nature, from any and all causes of action, claims, demands, suits, damages, sums of money, attorneys’ fees, and/or judgments (hereinafter “damages”) arising at any time before and through the date of the execution of this Agreement and Release which might have been asserted against ISA, its successors, assigns, agents, representatives, employees, officers, directors, trustees, shareholders, insurers, reinsurers and any affiliated subsidiaries, corporations or related entities (the “Released Parties”) by Executive, or on his behalf, including but not limited to any damages which may have been asserted against ISA or the other Released Parties by or on behalf of Executive relating to his employment by ISA or the separation of his employment, including vacation pay, profit sharing plans, stock option plans, retirement plans or any benefit plans of any type or nature other than as preserved hereby, and any claims for discrimination of any type under any federal, state or local law or regulation, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, and the Family and Medical Leave Act, and the Americans with Disabilities Act, except for any claims arising under this Agreement and Release or other agreements referred to herein which survive execution hereof.

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5.

Executive agrees not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein.  Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein.  Executive represents and warrants that he has not previously filed or joined in any such claims, demands or entitlements against ISA or the other Released Parties and that he will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.

6.

Executive understands and agrees that should any amount of the payments made to him by ISA under this Agreement and Release be deemed taxable to him, Executive is solely liable for any taxes of whatever kind due by reason of this payment of money and Executive agrees all taxes on such amounts are his responsibility to timely pay.

7.

Executive acknowledges that he and the Company are parties to the Employment Agreement the terms of which are reiterated and incorporated herein by reference, and that Executive will continue to be bound by the covenants made by Executive in Sections 7 through 11 thereof.  If Executive should violate any of the covenants set forth in Sections 7 through 11 of the Employment Agreement, Executive agrees that the Company may recover any severance payments made to Executive pursuant to Paragraph 3(a) above in an amount equal to (x) $300,000 times (y) the quotient equal to the number of whole months following the date of the violation remaining in the twelve-month period following the date of the severance payment divided by twelve; provided, however, that the Company will give Executive written notice and 10 days to cease any such violation and if fully cured, the Company will not seek recovery and recoupment of the severance payment.  Executive agrees to promptly comply with any Company demand for recovery or recoupment under this Paragraph, and that the Company may reduce other amounts owed to Executive by the Company or an affiliate at the time those amounts would otherwise be paid.

8.	Executive agrees not to disparage or make derogatory comments about ISA, its successors, assigns, agents, representatives, employees, officers, directors, trustees, shareholders, insurers, reinsurers and any affiliated corporations or entities, and/or other officers or employees of ISA at any time after the Separation Date.

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9.

This Agreement and Release does not serve as a waiver of Executive’s right or obligation to report under any ISA policy or procedure any matters relating to the Company.  The restrictions on disclosure in this Agreement and Release do not apply where disclosure is compelled by law. Executive acknowledges that notwithstanding the foregoing, nothing in this Agreement and Release or any other agreement that Executive may have with ISA restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential and proprietary information to, reporting possible violations of law,  rule or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and Executive does not need to notify ISA that Executive has engaged in such conduct.  Pursuant to 18 USC § 1833(b), Executive acknowledges and agrees that an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Executive understands that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.  Nothing in this Agreement and Release is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).  Notwithstanding the foregoing, Executive agrees to waive his right to recover monetary damages in any charge, complaint, or lawsuit filed by him or by anyone else on his behalf.

10.	Executive agrees he will not voluntarily participate or testify in any proceeding adverse to ISA, except to the extent required by law. Executive agrees he will notify ISA within three (3) business days by contacting the Chairman of the Board, in response to any order, subpoena, deposition notice, or any other discovery request issued by or through a state or federal court or governmental agency or any other authority having the power to issue such an order, subpoena, deposition notice, or discovery request. This Agreement shall not prevent Executive from making truthful statements should Executive be required by law to do so.

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11.

The parties agree that any disputes arising out of this Agreement and Release or otherwise, including whether any provision of this Agreement and Release has been breached, shall initially be submitted to a neutral mediator, mutually selected by the parties with the costs of such mediation paid for by ISA, for confidential resolution.

12.

The parties declare each has carefully read this Agreement and Release.  Both parties understand they have the right to and should consult with an attorney before executing this Agreement and Release, including specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq.  With such understanding or consultation with counsel, both parties agree to the terms of this Agreement and Release for purposes of making a full and final adjustment and resolution of the matters contained herein.

13.	It is understood and agreed this Agreement and Release does not and shall not constitute an admission by either party of any violation of any law or right of the other party.
14.

This Agreement and Release and the other agreements incorporated herein by reference constitute the entire understanding and agreement between the parties as to the subject matter hereof and the terms of this Agreement and Release may not be waived, modified or supplemented except in writing by all parties hereto.  Should this Agreement and Release be held invalid or unenforceable (in whole or in part) with respect to any particular claims or circumstances, it shall remain fully valid and enforceable as to all other claims and circumstances.

15.	This Agreement and Release shall be construed in accordance with the laws of the Commonwealth of Kentucky.
16.	Notwithstanding anything else in this Agreement and Release, the parties agree that this Agreement and Release does not constitute a waiver by the party of any rights or claims that may occur and arise after the date on which Executive executes this Agreement and Release.
17.

All notices, demands, requests, or other communications which may be or are required to be given or made by any party to the other party pursuant to this Agreement and Release shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

If to the Company:

Attn: Chairman of the Board

Industrial Services of America, Inc.

P.O. Box 19529

Louisville, Kentucky 40259

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If to Executive:

At his most recent address shown on ISA payroll records.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

18.	The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.
19.

With respect to the release in Paragraph 4 of this Agreement, Executive agrees and understands that by signing this Agreement, Executive is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq.

20.

Executive shall have at least forty-five (45) days from receipt of this Agreement to consider whether to execute it, but Executive may voluntarily choose to execute this Agreement before the end of the forty-five (45) day period.

21.

Executive understands that Executive has seven (7) days following Executive’s execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven (7) day period has expired without revocation, making the 8th day after its execution is the “Effective Date” for all purposes hereunder.  If Executive wishes to revoke this Agreement after signing it, Executive must provide written notice of Executive’s decision to revoke the Agreement to the Company in accordance with Paragraph 17 of this Agreement by no later than 12:01 a.m. on the eighth (8th) calendar day after the date by which Executive has signed this Agreement (the “Revocation Deadline”). Executive understands and agrees that this Agreement shall be null and void and have no legal or binding effect whatsoever if Executive signs but then timely revokes the Agreement before the Revocation Deadline.

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22.

Notwithstanding anything to the contrary herein, Executive reserves and does not release any and all rights to a legal defense and/or for indemnification and advancement of expenses under, pursuant to and/or by reason of (i) the articles of incorporation, by-laws and/or policies of Company applicable to current and former officers and members of the Board of Directors of the Company and (ii) any and all insurance policies for, from and against any investigations, administrative proceedings, and or litigation brought or asserted by any state or federal governmental agency or instrumentality, suits, cause of action, and/or claims, demands or entitlements, whether known, unknown or unforeseen, against Executive by reason of executive having served as an officer, director and employee of Company and/or its respective directly and indirectly owned subsidiaries and affiliates (including joint ventures, including all committee, officer and board of directors and other positions as an employee).

23.

The parties agree that this Agreement and Release may not be modified, altered or changed except by a written agreement signed by the parties hereto.  If any provision of this Agreement and Release is held to be invalid, the remaining provisions shall remain in full force and effect.

24.	Executive agrees to make himself reasonably available to ISA relating to his prior services as an officer and employee of ISA including, but not limited to, assisting the Company and any of its affiliates and acting as a witness in connection with any pending or threatened litigation or other legal proceeding with respect to which the Company or such affiliates reasonably determines his participation to be necessary, and responding to questions and inquiries with respect to such prior services in connection with any such proceedings, provided that such cooperation and assistance shall not materially interfere with Executive’s then-current professional activities and that the Company pays all reasonable and necessary expenses Executive incurs to provide such services and, if the time is after the end of the Contractor Period, pays him a $150 per hour fee for the time he incurs.
25.

This Agreement and Release shall not be valid unless signed by both parties. This Agreement and Release may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute the Agreement and Release; provided, however, that this Agreement and Release shall not become effective until completely conforming counterparts have been signed and delivered by each of the parties hereto.  The parties agree that this Agreement and Release shall be binding upon and inure to the benefit of Executive’s assigns, heirs, executors and administrators as well as ISA, its parent, subsidiaries and affiliates and each of its and their respective officers, directors, employees, agents, predecessors, successors, purchasers, assigns, and representatives.

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     /s/ Todd L. Phillips                                                December 16, 2019

Signature of Executive                                          Date

     Todd L. Phillips

Name Printed

Industrial Services of America, Inc.

     /s/ Vince Tyra                                               December 16, 2019

Vince Tyra, Chairman of the Board              Date